EXHIBIT 10.6

BIOSPECIFICS TECHNOLOGIES CORP.

CONFIDENTIALITY AND INVENTIONS ASSIGNMENT AGREEMENT
March 30, 2020

In consideration and as a condition of my employment, or continued employment, by BioSpecifics Technologies Corp., a Delaware corporation (the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.          Employment with Company.

1.1          Employment shall commence on April 7, 2020.  It is understood and agreed that this is an employment at will and either party may terminate this Agreement without cause on notice. Any notice of termination shall be in writing, given personally or by Certified Mail, Return Receipt Requested.

1.2          During the term of my employment with the Company, I agree to devote my entire time and attention and to give my best and undivided efforts and service to the business and the interests of the Company (and its subsidiaries and affiliates) in such capacities and in performance of such duties as the Company may from time to time direct, which may include but not be limited to improving, developing and/or inventing processes, products, assays and analytic methods.  Notwithstanding the foregoing, I may serve as a director on the board of another company or companies, with the prior written consent of the Board, which will not unreasonably be withheld; provided that such other board service does not materially interfere or conflict with my duties or obligations to the Company or its affiliated entities, and my time commitments thereto, as reasonably determined by the Board.

2.          Nondisclosure

2.1          Recognition of Company’s Rights; Nondisclosure.  At all times during my employment by the Company and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon, or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use, lecture, or publication may be required in connection with my work for the Company, or unless an officer or other authorized representative of the Company (other than me) expressly authorizes such in writing.  I will obtain the Company’s prior written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to my work at the Company or incorporates any Proprietary Information.  Notwithstanding the foregoing, disclosure of any Proprietary Information shall not be prohibited if such disclosure is directly related to a valid and existing order of a court or other governmental body or agency within the United States; provided, however, that I shall have first given prompt notice to the Company of any possible or prospective order and the Company shall have been afforded a reasonable opportunity to prevent or limit any such disclosure.  I hereby assign to the Company any rights I may have or acquire in any Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

2.2          Proprietary Information.  The term “Proprietary Information” means any and all confidential or proprietary knowledge, data or information of the Company or any of its subsidiaries or controlled affiliates.  By way of illustration but not limitation, “Proprietary Information” includes:  (a) developments, inventions, ideas, data, programs, other works of authorship, designs and techniques, trade secrets, mask works, processes, formulas, source and object codes, algorithms, compositions of matter, methods (including, without limitation, methods of use or delivery), know-how, technology, improvements and discoveries (hereinafter collectively referred to as “Inventions”); (b) information regarding plans for research, development, new services or products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, clients, customers, and suppliers; and (c) information regarding the skills and compensation of the employees and/or consultants of the Company or any of its subsidiaries or controlled affiliates.  For purposes of this Confidentiality and Inventions Assignment Agreement (this “Agreement”), the term “Proprietary Information” shall not include information which is or becomes publicly available without breach of:  (i) this Agreement; (ii) any other agreement or instrument to which the Company or any of its subsidiaries or controlled affiliates is a party or a beneficiary; or (iii) any duty owed to the Company or any of its subsidiaries or controlled affiliates by me or by any third party; provided, however, that if I shall seek to disclose, use, lecture upon, or publish any Proprietary Information, I shall bear the burden of proving that any such information shall have become publicly available without any such breach.

2.3          Third Party Information.  I understand that the Company or any of its subsidiaries or controlled affiliates has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of my employment by the Company and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or any of its subsidiaries or controlled affiliates who need to know such information in connection with their work for the Company or any of its subsidiaries or controlled affiliates) or use, except in connection with my work for the Company or any of its subsidiaries or controlled affiliates, Third Party Information unless expressly authorized by an officer or other authorized representative of the Company (other than me) in writing.  I hereby assign to the Company any rights I may have or acquire in any Third Party Proprietary Information during my employment with the Company.

2.4          No Improper Use of Information of Prior Employers and Others.  During my employment by the Company, I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company or any of its subsidiaries or controlled affiliates any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.  I will use in the performance of my duties to the Company or any of its subsidiaries or controlled affiliates only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by, or on behalf of, the Company or any of its subsidiaries or controlled affiliates.

2.5          Reports to Government Entities.  Nothing in this Agreement restricts or prohibits me from initiating communications directly with, responding to inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including without limitation, the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Commodities Futures Trading Commission, the Financial Industry Regulatory Authority, the Occupational Safety and Health Administration,  the U.S. Congress, any other federal, state, or local government agency or commission, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation. I do not need the prior authorization of the Company to engage in conduct protected by this paragraph, and I do not need to notify the Company that I have engaged in such conduct.  This agreement does not limit my right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of the law.  However, to the maximum extent permitted by law, I am waiving my right to receive any individual monetary relief from the Company resulting from such claims or conduct, regardless of whether I or another party filed the claim or reported the conduct.  I recognize and agree that, in connection with any such activity outlined above, I must inform the Regulators, my attorney, a court or a government official that the information I am providing is confidential.  Despite the foregoing, I am not permitted to reveal to any third-party, including any governmental, law enforcement, or regulatory authority, information I came to learn during the course of my employment with the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege and/or attorney work product doctrine.  The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.

2.6          Defend Trade Secrets Act.  Pursuant to 18 U.S.C. § 1833(b), I will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company or any of its subsidiaries or controlled affiliates that (a) I make (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to my attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) I make in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  If I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose any such trade secret to my attorney and use any such trade secret information in the court proceeding, if I (x) file any document containing any such trade secret under seal, and (y) do not disclose any such trade secret, except pursuant to court order.  Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

3.          Assignment of Inventions

3.1          Proprietary Rights.  The term “Proprietary Rights” means all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

3.2          Prior Inventions.  Any and all Inventions (whether patented or unpatented) that I have, alone or jointly with others, conceived, developed or reduced to practice, or caused to be conceived, developed or reduced to practice, prior to the commencement of my employment with the Company (collectively referred to as “Prior Inventions”) are either my property or the property of third parties and are excluded from the scope of this Agreement, except if and to the extent the provisions set forth below in this Section 2.2 are made expressly applicable to Prior Inventions.  To preclude any possible uncertainty, I have set forth on Exhibit A (Prior Inventions) attached hereto a list of Prior Inventions.    If disclosure of any Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to disclose such Prior Invention or to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party or parties to whom it belongs, and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit A for such purpose.  If I do not attach such disclosure, I am representing thereby that there are no Prior Inventions.  Notwithstanding the foregoing provisions of this Section 2.2 that provide that Prior Inventions are excluded from the scope of this Agreement, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions (as defined in Section 2.3 below), or any product, process or machine of the Company or any of its subsidiaries or controlled affiliates, without the Company’s prior written consent.  If, in the course of my employment with the Company, I incorporate a Prior Invention into any Company Inventions or into a product, process or machine of the Company or any of its subsidiaries or controlled affiliates, then, notwithstanding the foregoing provisions of this Section 2.2 that provide that Prior Inventions are excluded from the scope of this Agreement, the Company is hereby granted and shall have a nonexclusive, royalty free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, cause to be made, modify, cause to be modified, use, cause to be used and sell or cause to be sold such Prior Invention.  In addition, and notwithstanding anything express or implied in the foregoing provisions of this Section 2.2 to the contrary, any Invention that would otherwise be a Prior Invention for purposes of this Section 2.2 shall not be deemed or treated as a Prior Invention for purposes of this Section 2.2 if the Company or any of its subsidiaries or controlled affiliates acquires ownership of such Invention, or if the Company or any of its subsidiaries or controlled affiliates licenses such Invention, pursuant to the provisions of a separate agreement entered into by the Company or any of its subsidiaries or controlled affiliates with me or any other person.

3.3          Assignment of Inventions.  Subject to this Section 2.3 and to Sections 2.5 and 2.6, I hereby assign to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto), whether or not patentable or registrable under copyright or similar statutes that are made, conceived, reduced to practice or learned by me, either alone or jointly with others, whether or not during regular business hours, if: (i) such Invention is made, conceived, reduced to practice, or learned by me during the term of my employment with the Company or within 1 year after my resignation or termination from the Company; or (ii) such Inventions arise out of, are based upon, or result from the use of, any Proprietary Information or Third Party Information made available to me or to which I had access as an employee of the Company.  Inventions assigned pursuant to this Section 2 to the Company, or to a third party as directed by the Company pursuant to Section 2.5 below, are hereinafter referred to as “Company Inventions.”  At the request of the Company at any time and from time to time, I will execute and deliver any and all instruments, documents and agreements reasonably requested by the Company for purposes of confirming my assignment to the Company of all of my right, title and interest in and to any and all Company Inventions (and all Proprietary Rights with respect thereto), including, without limitation, at any time when any such Company Inventions (or any Proprietary Rights with respect thereto) are first reduced to practice or first fixed in a tangible medium, as applicable.

For the avoidance of doubt, notwithstanding any contrary provision contained herein, nothing contained in this Agreement shall require the assignment of any Invention (or Proprietary Right with respect thereto) made or conceived by me during the period of my employment with the Company to the extent such assignment is prohibited by any applicable state or federal law.

3.4          Letters Patent.  I agree to accept as full consideration the sum of one hundred dollars ($100.00) for the assignment to the Company of all my rights, title and interest in and to each such invention, discovery and improvement described in Section 3.3, including all patent applications filed thereon and patents issued on such applications and will give to the Company the right to have United States Letters Patent issued thereon in its name and the right to apply for and obtain patents on any such inventions in any and all countries foreign to the United States as the Company may select, and to claim the right of priority under any applicable International Convention or treaty.

3.5          Obligation to Keep Company Informed.  During the period of my employment with the Company and thereafter, I will promptly disclose to the Company fully and in writing all Company Inventions authored, conceived or reduced to practice by me, either alone or jointly with others.  In addition, during the period of my employment with the Company, I will promptly disclose to the Company all patent applications filed by me or on my behalf that claim any Company Invention.

3.6          Government or Third Party.  I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

3.7          Works for Hire.  I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment with the Company and which are protectable by copyright are “works made for hire,” pursuant to the United States Copyright Act (17 U.S.C., Section 101).

3.8          Enforcement of Proprietary Rights.  I will assist the Company in every proper way in obtaining, and from time to time enforcing, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries.  To that end I will promptly execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.  In addition, I will promptly execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee.  My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment with the Company, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agents and attorneys-in-fact, subject to full power of substitution and resubstitution, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me.  I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

4.          Records.  I agree to keep and maintain adequate and current records (in the form of notes, memoranda, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information and all Company Inventions made, conceived, developed or reduced to practice by me, which records shall be available to and remain the sole property of the Company at all times.

5.          No Conflicting Obligation.  I represent that my performance of all the terms of this Agreement and as an employee of the Company has not breached, and does not and will not breach, any agreement to keep in confidence information acquired by me in confidence or in trust prior to, or outside the scope of, my employment by the Company and any agreement not to compete with the business of any third party.  I have not entered into, and I agree I will not enter into, any agreement, either written or oral, in conflict herewith.

6.          Return of Company Documents.  When I leave the employ of the Company, I will deliver to the Company any and all notes, memoranda, specifications, drawings, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company.  I further agree that, during the term of my employment with the Company or at any time thereafter, any property situated on the premises of the Company or any of its subsidiaries or controlled affiliates, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

7.          Legal and Equitable Remedies.  Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance, or other equitable relief which may be available in aid of, or in addition to, any proceeding pursuant to my Agreement to Arbitrate Claims, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.  The seeking or availability of such equitable relief shall not affect the Company’s right to seek and obtain damages or other relief from a court of competent jurisdiction or pursuant to my Agreement to Arbitrate Claims on account of any actual or threatened breach by you of this Agreement.  In the event that the Company enforces the provisions of Section 4 or Section 5 hereof through a court order, I agree that the restrictions contained in Section 4 or Section 5, as the case may be, shall remain in effect for a period of one year from the effective date of such court order.

8.          Notices.  Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing.  Such notice shall be deemed given upon personal delivery to the appropriate address, one (1) business day after dispatch if sent by nationally recognized courier or overnight delivery service, on the date of dispatch if sent by facsimile or electronic mail for which confirmation of transmission is provided or, if sent by certified or registered mail, three (3) business days after the date of mailing.

9.          General Provisions

9.1          Governing Law; Consent to Personal Jurisdiction.  This Agreement will be governed by and construed according to the laws of Delaware, as such laws are applied to agreements entered into and to be performed entirely within Delaware between Delaware residents. I hereby expressly consent to the exclusive personal jurisdiction of the state and federal courts located in Delaware for any lawsuit filed there against me by the Company arising from or related to this Agreement.

9.2          Severability.  In the event any provision or portion of this Agreement may be held to be invalid, prohibited or unenforceable for any reason, unless such provision is narrowed by judicial construction, this Agreement shall be construed as if such provision has been more narrowly drawn so as not to be invalid, prohibited or unenforceable. If, notwithstanding the foregoing, any provision may nevertheless be held to be invalid, prohibited or unenforceable for any reason then, and to that extent only, such provision shall be ineffective without affecting or invalidating the remaining portion of such provision or the other provisions of this Agreement.

9.3          Successors and Assigns.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.  Without limiting the generality of the foregoing, if I become an employee of any subsidiary or controlled affiliate of the Company, then (i) such subsidiary or controlled affiliate shall be deemed and treated as an intended third party beneficiary of this Agreement to the same extent as if such subsidiary or controlled affiliate were a party to this Agreement and (ii) each reference in this Agreement to the term “Company” shall be deemed to be a reference to whichever of BioSpecifics Technologies Corp. and/or such subsidiary or controlled affiliate is my employer.

9.4          Survival.  The provisions of this Agreement shall survive the termination of my employment with the Company and the assignment of this Agreement by the Company to any successor in interest or other assignee.

9.5          Employment.  I agree and understand that nothing in this Agreement shall confer any right on me or the Company with respect to continuation of my employment with the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

9.6          Waiver.  No waiver by the Company of any breach of this Agreement shall be valid unless in writing and signed by the party giving such waiver and no such waiver shall be a waiver of any preceding or succeeding breach.  No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right.  The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

9.7          Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements relating to the subject matter hereof and merges all prior discussions between us.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.

9.8          Counterparts.  This Agreement may be signed in counterparts, each shall be deemed an original and shall together constitute one agreement.

9.9          Acknowledgement.  I acknowledge that this Agreement is a condition to my employment with the Company and that I have had a full and adequate opportunity to read, understand and discuss with my advisors, including legal counsel, the terms and conditions contained in this Agreement prior to signing hereunder.

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I have read this Agreement carefully and understand its terms.  I have completely filled out Exhibit A to this Agreement.

/s/ Joseph Truitt
Joseph Truitt

Address:
Date: April 2, 2020

Accepted and Agreed:
BioSpecifics Technologies Corp.

By: /s/ Jennifer Chao
Name: Jennifer Chao
Title: Chairman of the Board

Address:
Date: April 1, 2020